CONTACT: Roni Imbeaux Vice President, Finance and Investor Relations 404-407-1104 rimbeaux@cousins.com Cousins Properties to Acquire Lifestyle Office Property in South End Charlotte ATLANTA (November 7, 2024) — Cousins Properties (NYSE: CUZ) announced today that it is under contract to acquire Vantage South End, a 639,000 square foot lifestyle office property in Charlotte, for $328.5 million. The transaction is expected to close in December, subject to customary closing conditions. Vantage South End is located in the heart of the dynamic South End submarket and is approximately two blocks away from Cousins’ existing RailYard property as well as its South End Station development parcel. The property is comprised of two office towers, which were completed in 2021 and 2022, and is currently 97% leased with a weighted average lease term of over nine years. “We are excited to grow our presence in Charlotte with the acquisition of Vantage South End. We are purchasing the property in an off-market transaction at a meaningful discount to replacement cost, and at a price that will be immediately accretive to earnings,” said Colin Connolly, President and Chief Executive Officer of Cousins Properties. “Cousins remains focused on identifying compelling opportunities to invest in highly-amenitized lifestyle office assets in the Sun Belt.” Please refer to the Investor Relations page of Cousins' website for a presentation with additional information on the transaction discussed in this release. About Cousins Properties Cousins Properties is a fully integrated, self-administered and self-managed real estate investment trust (REIT). The Company, based in Atlanta, GA and acting through its operating partnership, Cousins Properties LP, primarily invests in Class A office buildings located in high growth Sun Belt markets. Founded in 1958, Cousins creates shareholder value through its extensive expertise in the development, acquisition, leasing, and management of high-quality real estate assets. The Company has a comprehensive strategy in place based on a simple platform, trophy assets, and opportunistic investments. For more information, please visit www.cousins.com. News Release